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                           [LETTERHEAD OF KNOLL, INC.]



August 13, 1996



Mr. Douglas Purdom
5349 N. Fort Yuma Trail
Tucson, Arizona  85750

Dear Doug:

I am pleased to extend to you an offer of employment as Senior Vice President and Chief Financial Officer of Knoll, Inc. ("Knoll"). In this capacity, you will function as a key member of the Company's senior management team.

Your annual salary will be $200,000 paid on a bi-monthly basis.

You will be eligible to participate in the Knoll annual incentive program. Under the current program you will have a target bonus opportunity to earn 100% of your base salary for performance during the balance of 1996. Payout under this program is based on achieving company and individual objectives as determined by John Lynch and myself. Your bonus will be pro-rated for 1996. This incentive program would be outlined in a separate letter to you upon your acceptance of this offer.

You will receive a grant of 90,000 shares of common stock of T.K.G. Acquisition Corp. (Knoll, Inc.'s parent). These shares will be subject to vesting (20% per year for each of the next five anniversaries of your employment date), transfer, forfeiture and repurchase restrictions as more fully set forth in a Grant Agreement and Stockholders Agreement ("Grant Agreements") which you must sign. In addition, as to these grant shares, you will have an opportunity to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.

In addition, you will be eligible to invest in the common and preferred stock of T.K.G. Acquisition Corp. in an amount between $32,000 (minimum investment) and $400,000 (maximum investment). This investment would be in accordance with and subject to the terms of a Subscription Agreement and Stockholders Agreement which you must sign ("Investment Agreements"). Your investment must be made by September 15, 1996. This time is intended to permit you to evaluate the investment opportunity and to review the related documents.

You will be eligible for Knoll's existing benefit package, including medical and dental insurance, life insurance, 401K and pension plan. You will qualify for three weeks vacation per year. You will be entitled to Knoll's relocation plan to assist






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Douglas Purdom
August 13, 1996
Page 2


you with your move to East Greenville. A copy of Barb Ellixson's August 9, 1996 letter explaining the relocation plan is attached.

In the event that there is a "change in control" in Knoll during the next five
(5) years and you are terminated as a result thereof for reasons unrelated to your performance, you will receive one year of base salary as severance in complete satisfaction of any and all claims you have or may have against Knoll. This severance agreement shall not affect the terms of the Grant Agreements or the Investment Agreements which would speak for themselves and be enforced as written relative to your leaving the employ of Knoll. For purposes of this agreement, "change in control" shall mean the sale or all or substantially all of the assets of Knoll to a party unrelated to Warburg Pincus Ventures, L.P. or the sale of all of the stock of Knoll or T.K.G. Acquisition Corp. to a party unrelated to Warburg Pincus Ventures, L.P. and shall not mean any public offering of the stock of Knoll, T.K.G. Acquisition Corp. or any related entity.

The terms of your employment will be governed by the internal laws of Pennsylvania and exclusive jurisdiction will lie in the courts sitting in Pennsylvania.

If this offer meets with your approval, please indicate your agreement by signing and returning one copy of this letter to Barbara Ellixson. The second copy is for your records.

Doug, I am very enthusiastic about the prospect of you joining the senior management team at Knoll. I believe that you can make a significant contribution to Knoll and that this experience can be both profitable and fun.

Sincerely,

/s/ Burton B. Staniar

Burton B. Staniar

cc: J. Lynch

                                    AGREED:


                                    /s/ Douglas Purdom                8/20/96
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                                    Douglas Purdom                       Date